Exhibit 99.1

Dr. Jerome Zeldis, M.D., Ph.D., former Chief Medical Officer of Celgene, to Join Sorrento as Chief Medical Officer and President of Clinical Development

SAN DIEGO, Aug. 15, 2016 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer, pain management, inflammation and autoimmune diseases, today announced that Dr. Jerome Zeldis, M.D., Ph.D., former Chief Medical Officer of Celgene Corporation (NASDAQ: CELG; “Celgene”), has been appointed to the position of Chief Medical Officer and President of Clinical Development.

Dr. Jerome (“Jerry”) Zeldis joins Sorrento after a nearly 20-year career at Celgene during which he was instrumental in growing Celgene into one of the leading global biopharmaceutical companies. Most recently, Dr. Zeldis held the position of Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene. In that capacity, Dr. Zeldis oversaw clinical trials using Celgene’s molecules. Prior to Celgene, Dr. Zeldis was the Associate Director of Clinical Research at Sandoz Research Institute and the Director of Medical Development at Janssen Pharmaceutical Research Institute.

Dr. Zeldis received his medical training in Internal Medicine at the UCLA Center for the Health Sciences and was a clinical and research fellow in gastroenterology at Massachusetts General Hospital and Harvard Medical School. Additionally, he served as an Assistant Professor of Medicine at Harvard Medical School, an Associate Professor of Medicine at the University of California, a Clinical Associate Professor of Medicine at Cornell Medical School, and a Professor of Clinical Medicine at the Robert Wood Johnson Medical School in New Brunswick, NJ. Dr. Zeldis holds BA and MS degrees from Brown University, and M.Phil., M.D., and Ph.D. degrees from Yale University. Dr. Zeldis has published 122 peer-reviewed articles and is a named inventor on 43 US patents. He currently serves as Chairman of the board of Alliqua, Semorex, and Trek Therapeutics, Vice Chairman of MetaStat and serves on the boards of Kalytera Therapeutics, BioSig Technologies, IR Biosciences Holdings, PTC Therapeutics, and Soligenix.

“We are thrilled to have a highly accomplished biotech veteran of Jerry’s stature join Sorrento to guide, drive and accelerate our clinical development,” said Dr. Henry Ji, President & CEO of Sorrento. “His expertise and track record in highly successful drug development will be invaluable to progress the clinical development of our program pipeline towards FDA approval and commercialization. Jerry’s appointment highlights our focus on investing in clinical development and our steadfast commitment to Sorrento shareholders following the recent $150 million private placement led by Ally Bridge Group completed in June of this year.”

Dr. Zeldis stated, “Sorrento has an impressive portfolio of unique assets that I believe will clearly differentiate themselves in addressing unmet medical needs in a multitude of markets. I greatly look forward to joining the team that is growing Sorrento into a leading biopharmaceutical company and using my experience to build a world-class clinical and regulatory organization for the efficient, high-quality clinical development of Sorrento’s cutting-edge immunotherapies.”

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, pain management, inflammation and autoimmune diseases. Sorrento’s lead products are late-stage biosimilar and biobetter antibodies, RTX for intractable cancer pain, as well as clinical CAR-T and CAR-NK therapies targeting solid tumors.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the expectations for Sorrento’s and its subsidiaries’ technologies and collaborations; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; and Sorrento’s prospects. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento’s and its subsidiaries’ technologies and prospects; risks related to seeking regulatory approvals and conducting clinical trials; and other risks that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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